Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS
FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Financial Highlights*:

•
Fourth quarter 2015 revenue of $101.2 million on a GAAP basis and $101.3 million on a non-GAAP basis (excluding $7 million of forecasted Q4 revenue from an IP contract that will now be recognized as revenue when payments are received).

•	Fourth quarter 2015 net loss of $45.5 million or $0.38 per basic and diluted share on a GAAP basis, and net loss of $5.0 million or $0.04 per basic and diluted share on a non-GAAP basis

•	Fourth quarter 2015 operating expenses of $90.6 million on a GAAP basis (includes a $21.7 million impairment of goodwill and intangible assets), and $51.9 million on a non-GAAP basis.

•	Fourth quarter 2015 gross margin of 53.5% on a GAAP basis and 54.6% on a non-GAAP basis.

•	Fiscal year 2015 revenue of $406.0 million on a GAAP basis and $411.2 million on a non-GAAP basis.

•	Fiscal year 2015 net loss of $159.2 million or $1.36 per basic and diluted share on a GAAP basis, and a net loss of $15.0 million or $0.13 per basic and diluted share on a non-GAAP basis

•	Fiscal year 2015 operating expenses of $327.1 million on a GAAP basis and $218.3 million on a non-GAAP basis.

•	Fiscal year 2015 gross margin of 54.2% on a GAAP basis and 56.2% on a non-GAAP basis.
* For a reconciliation of GAAP to non-GAAP results, see accompanying tables "Reconciliation of U.S. GAAP to Non-GAAP Financial Measures."

PORTLAND, OR - February 17, 2016 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the global leader in smart connectivity solutions, announced financial results today for the fiscal fourth quarter and full year ended January 2, 2016.
The Company reported revenues on a GAAP basis for the fourth quarter of 2015 of $101.2 million, which was down 7.8% sequentially, as compared to the third quarter 2015 revenue of $109.7 million, and was up 21.1%, as compared to the fourth quarter 2014 revenue of $83.6 million, which was prior to our acquisition of Silicon Image. Revenue for the fourth quarter of 2015 was $101.3 million on a non-GAAP basis. Gross margin on a GAAP basis was 53.5% for the fourth quarter of 2015, as compared to the third quarter of 2015 gross margin of 54.5% and 55.3% for the fourth quarter of 2014. Gross margin for the fourth quarter of 2015 was 54.6% on a non-GAAP basis, as compared to 55.7% for the third quarter of 2015. Total operating expenses for the fourth quarter of 2015 were $51.9 million on a non-GAAP basis, as compared to $57.6 million for the third quarter of 2015.
Net loss for the fourth quarter on a GAAP basis was $45.5 million ($0.38 per basic and diluted share), and net loss on a non-GAAP basis of $5.0 million ($0.04 per basic and diluted share) for the fourth quarter of 2015. GAAP results for the fourth quarter of 2015 reflect $3.5 million in restructuring costs, $0.4 million in acquisition related charges, $3.5 million in tax expense, $8.8 million in amortization of acquired intangible assets, $21.7 million in impairment of goodwill and intangible assets, and $4.8 million in stock-based compensation expense. This compares to a net loss on a GAAP basis in the prior quarter of $24.9 million ($0.21 per basic and diluted share), with a net loss on a non-GAAP basis in the prior quarter of $5.2 million ($0.04 per basic and diluted share), and compares to net income on a GAAP basis in the year ago period of $15.4 million ($0.13 per basic and diluted share), or $8.3 million ($0.07 per basic and diluted share) on a non-GAAP basis. GAAP results for the third quarter of 2015 reflect $6.8 million in restructuring costs, $0.6 million in acquisition related charges, $0.3 million in tax expense, $8.9 million in amortization of acquired intangible assets, and $4.2 million in stock-based compensation expense.
For the fiscal year 2015, revenue was $406.0 million on a GAAP basis, an increase of 10.9% from $366.1 million in the fiscal year 2014. Revenue for the fiscal year 2015 was $411.2 million on a non-GAAP basis. Net loss on a GAAP basis for fiscal year 2015 was $159.2 million ($1.36 per basic and diluted share), compared to a net income of $48.6 million ($0.41 per basic and $0.40 per diluted share) reported in fiscal year 2014. Net loss for the fiscal year 2015 was $15.0 million ($0.13 per basic and diluted share) on a non-GAAP basis, compared to net income of $57.1 million ($0.49 per basic and $0.47 per diluted share) for the fiscal year 2014. GAAP results for the fiscal year 2015 reflect $19.2 million in restructuring costs, $22.5 million in acquisition related charges, $32.5 million in tax expense, $29.6 million in amortization of acquired intangible assets, $21.7 million in impairment of goodwill and intangible assets, and $17.4 million in stock-based compensation expense.

Darin G. Billerbeck, President and Chief Executive Officer, said, "Q4 came in as expected but we are disappointed by a payment delay for an IP contract we signed prior to our Q3 earnings call. While this timing issue resulted in lower than expected revenue and non-GAAP gross margin in Q4, we expect to recognize the revenue and associated cost of sales when payments are received. For 2015, our GAAP revenue increased 10.9%, marking our third consecutive year of double digit revenue growth. Normally, we would be excited by double digit growth, however, we had expected our revenue to be substantially higher at our largest OEMs. Clearly, macro-economic challenges, including softness in multiple segments of the consumer market, impacted both our Imaging and FPGA businesses more severely than anticipated. We exited 2015 with confidence as a more diversified company, with the addition of Imaging and mmWave solutions to our already sought after low power FPGA capabilities. The considerable progress we made in 2015, including our integration of Silicon Image positions us to expand in multiple markets with our broader solutions portfolio, while reducing our reliance on one big OEM in our consumer business. We also remained diligent in our focus on our cost structure, which led to our proactive resizing of our company in late Q3. This, combined with the $49 million in synergies actioned related to our acquisition of Silicon Image, gives us confidence we can achieve our profitability goals in 2016 - even on our current lower revenue base. While ongoing macro weakness will impact our two largest customers in consumer in the first quarter of 2016, we believe this will represent a low point for the year, followed by a healthy uptick in the second half.”

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “2015 was a challenging year as we developed and executed our synergy and integration plans and drove major operational and cost efficiency improvements across our organization. Since our acquisition of Silicon Image in early March, we have identified and actioned synergy savings of approximately $49 million. We remain focused on execution and exited 2015 with an improved cost structure and multi-year product roadmap in place. We are now on a path to sustained higher profitability as we leverage the cost synergies we achieved in 2015. We believe a 20% operating margin is realistic as we exit 2016, and expect to maintain gross margins in our target range of the mid-50% level. We plan to drive meaningfully higher free cash flow and debt reduction at the current revenue level and with expected revenue growth in the second half of 2016.”
Recent Business Highlights:

•
Honored as Huawei Core Partner: Huawei Technology Co., Ltd. recognized Lattice for the fourth time with a “2015 Core Partner” award for its ongoing commitment to excellence, quality, delivery, technology cooperation and service to Huawei.

•
Qualcomm and Lattice Launch Joint Quick Charge Solution: Lattice's flexible charging controller family, the LIF-UC™ family, was selected to support the Qualcomm® Quick Charge™ standard. The joint solution provides fast time to market and is optimized for flexibility in supporting multiple charging profiles, so that one charger can power today and tomorrow’s mobile devices.

•
Delivering Wireless Connectivity at Multi-Gigabit Speeds: Lattice's SiBEAM Inc. released a next gen USB 3.0 adapter reference design supporting the IEEE 802.11ad wireless standard (also known as WiGig®) for wireless connectivity at gigabit per second speeds over the 60 GHz frequency band. The reference design lets OEMs add wireless gigabit connectivity to laptop and desktop computers and is designed to be fully complementary and interoperable end-to-end with Qualcomm Atheros’ 802.11ad networking solution.

•
Salcomp Designs Lattice’ FPGA into USB Type-C Charger: Lattice’s LIF-UC port controllers offer a seamless connection to the AC/DC controller within the charger to enable a simple and low cost design. Using an FPGA architecture, Lattice’s solution delivers the flexibility needed to enable customization to differentiate Salcomp’s SPEEDY power adapter. Salcomp will continue to use Lattice’s upgradeable port controller for future USB Type-C accessories that intelligently deliver higher wattage to mobile devices.

Business Outlook - First Quarter and Full Year 2016:

•
Revenue for the first quarter of 2016 is expected to be between approximately $95 million and $101 million on a non-GAAP basis, as compared to the fourth quarter of 2015, with revenue for the full year 2016 expected to be approximately $460 million to $470 million on a non-GAAP basis.

•	Gross margin percentage for both the first quarter and full year 2016 is expected to be approximately 56.0% plus or minus 2% on a non-GAAP basis.

•
Total operating expenses, excluding acquisition or restructuring related charges, are expected to be approximately $49.6 million plus or minus 3% on a non-GAAP basis for the first quarter of 2016, and approximately $175 million plus or minus 3% on a non-GAAP basis for the full year 2016, which includes the benefit of synergy savings.

•	Restructuring charges are expected to be approximately $2.1 million for the first quarter of 2016 and approximately $2.8 million for the full year 2016.

•
Acquisition related charges, including amortization of acquired intangible assets are expected to be approximately $8.9 million in the first quarter of 2016, and approximately $35.8 million for the full year 2016.

Investor Conference Call / Webcast Details:
Lattice Semiconductor will review the Company's financial results for the fourth quarter of 2015 and business outlook for the first quarter and full year 2016 on Wednesday, February 17 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 41056653. An accompanying presentation and live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.
A replay of the call will be available approximately 2 hours after the conclusion of the live call through 11:59 p.m. Eastern Time on March 2, 2016, by telephone at 1-404-537-3406. To access the replay, use conference identification number 41056653. A webcast replay will also be available on the investor relations section of www.latticesemi.com.
Forward-Looking Statements Notice:
The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Such forward-looking statements include statements relating to: our expectation that we will receive payments for an IP contract and accordingly that the payments will be recognized as revenue when they are received; our belief that we have positioned the Company for growth; our belief that we are positioned to expand in multiple markets with multiple solutions, while reducing our reliance on one big OEM in our consumer business; our expectation that we can achieve our profitability goals in 2016; our expectation that while ongoing macro weakness will impact our two largest customers in consumer in the first quarter of 2016, we believe this will represent a low point for the year, followed by a healthy uptick in the second half; our belief that we are on a path to sustained higher profitability as we leverage the cost synergies we achieved in 2015; our belief that a 20% operating margin is realistic as we exit 2016, and that we will maintain gross margins in our target range of the mid-50% level; our expectation that we will drive meaningfully higher free cash flow and debt reduction at the current revenue level and with expected revenue growth in the second half of 2016; and those statements under the heading “Business Outlook - First Quarter and Full Year 2016” relating to expected revenue, gross margin and total operating expenses. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “may,” “expect,” “plan,” “project,” “anticipate,” “intend,” “forecast,” “future,” “believe,” “estimate,” “predict,” “propose,” “potential,”

“continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.
Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our iCE40™ and MachXO3L™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.
In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the failure to achieve the anticipated benefits and synergies of the Silicon Image transaction. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those risks more fully described in Lattice’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended January 3, 2015, and Lattice’s quarterly reports filed on Form 10-Q for the 2015 fiscal year.
You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:
Lattice Semiconductor (NASDAQ: LSCC) is the global leader in smart connectivity solutions, providing market leading intellectual property and low-power, small form-factor devices that enable more than 8,000 global customers to quickly deliver innovative and differentiated cost and power efficient products. The Company’s broad end-market exposure extends from consumer electronics to industrial equipment, communications infrastructure and licensing.

Lattice was founded in 1983 and is headquartered in Portland, Oregon. In March 2015, the Company acquired Silicon Image, which is a leader in setting industry standards including the highly successful HDMI®, DVI™, MHL® and WirelessHD® standards.

For more information, visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook, or RSS.
# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and MachXO3L and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.
GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	January 2, 2016	October 3, 2015	January 3, 2015	January 2, 2016	January 3, 2015
Revenue	$101,194	$109,715	$83,600	$405,966	$366,127
Costs and expenses:
Cost of sales	47,092	49,866	37,337	186,057	159,940
Research and development	32,055	37,619	22,485	136,868	88,079
Selling, general, and administrative	24,253	23,819	18,301	97,349	73,527
Acquisition related charges	372	610	—	22,450	—
Restructuring	3,459	6,818	1	19,239	17
Amortization of acquired intangible assets	8,756	8,941	737	29,580	2,948
Impairment of goodwill and intangible assets	21,655	—	—	21,655	—
	137,642	127,673	78,861	513,198	324,511
(Loss) income from operations	(36,448)	(17,958)	4,739	(107,232)	41,616
Interest expense	(5,519)	(5,754)	(87)	(18,389)	(262)
Other income (expense), net	466	(943)	144	(832)	1,587
(Loss) income before income taxes and equity in net loss of an unconsolidated affiliate	(41,501)	(24,655)	4,796	(126,453)	42,941
Income tax expense (benefit)	3,510	309	(10,623)	32,540	(5,639)
Equity in net loss of an unconsolidated affiliate, net of tax	(492)	—	—	(492)	—
Net (loss) income	(45,503)	(24,964)	15,419	(159,485)	48,580
Net loss attributable to non-controlling interest	49	102	—	252	—
Net (loss) income attributable to common stockholders	$(45,454)	$(24,862)	$15,419	$(159,233)	$48,580

Net (loss) income per share:
Basic	$(0.38)	$(0.21)	$0.13	$(1.36)	$0.41
Diluted	$(0.38)	$(0.21)	$0.13	$(1.36)	$0.40

Shares used in per share calculations:
Basic	118,095	117,669	117,931	117,387	117,708
Diluted	118,095	117,669	119,486	117,387	120,245

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 2, 2016	January 3, 2015
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$102,574	$254,844
Accounts receivable, net	88,471	62,372
Inventories	75,896	64,925
Other current assets	18,922	16,281
Total current assets	285,863	398,422

Property and equipment, net	51,852	27,796
Other long-term assets	17,495	9,862
Intangible assets, net of amortization	162,583	9,537
Goodwill	267,549	44,808
Deferred income taxes	578	20,105
	$785,920	$510,530

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$83,761	$45,800
Current portion of long-term debt	7,557	—
Deferred income and allowances on sales to sell-through distributors and deferred license revenue	19,859	14,946
Total current liabilities	111,177	60,746

Long-term debt	330,870	—
Other long-term liabilities	38,353	8,809
Total liabilities	480,400	69,555

Stockholders' equity	305,520	440,975
	$785,920	$510,530

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -
(unaudited)

	Three Months Ended			Year Ended
	January 2, 2016	October 3, 2015	January 3, 2015	January 2, 2016	January 3, 2015
Operations Information
Percent of Revenue
Gross Margin	53.5%	54.5%	55.3%	54.2%	56.3%
R&D Expense	31.7%	34.3%	26.9%	33.7%	24.1%
SG&A Expense	24.0%	21.7%	21.9%	24.0%	20.1%
Depreciation and amortization (in thousands)	17,892	17,553	5,375	60,808	22,248
Capital expenditures (in thousands)	6,624	4,552	3,394	18,209	10,267
Stock-based compensation expense (in thousands)	4,788	4,199	3,257	17,350	12,801
Stock-based compensation included in acquisition related charges (in thousands)	—	402	—	4,293	—
Restructuring and severance related charges (in thousands)	3,459	6,818	59	19,239	628
Severance costs included in acquisition related charges (in thousands)	—	—	—	4,017	—
Taxes paid (cash, in thousands)	2,936	2,291	509	8,339	1,599
Balance Sheet Information
Current Ratio	2.6	2.7	6.6
A/R Days Revenue Outstanding	80	71	67
Inventory Months	4.8	4.8	5.2
Revenue% (by Geography)
Asia	75%	79%	68%	76%	73%
Europe (incl. Africa)	12%	12%	16%	14%	16%
Americas	13%	9%	16%	10%	11%
Revenue% (by End Market) (1)
Communications	28%	26%	41%	28%	42%
Consumer	30%	33%	20%	31%	25%
Industrial	30%	31%	39%	32%	33%
Licensing	12%	10%	—%	9%	—%
Revenue% (by Channel)
Sell-through distribution	44%	46%	49%	45%	45%
Direct	56%	54%	51%	55%	55%

(1) During the second quarter of fiscal 2014, the Company condensed its End Market categories. All periods presented have been revised accordingly.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	January 2, 2016	October 3, 2015	January 3, 2015	January 2, 2016	January 3, 2015
GAAP Revenue	$101,194	$109,715	$83,600	$405,966	$366,127
Fair value adjustment to deferred revenue from purchase accounting	96	361	—	5,187	—
Non-GAAP Revenue	$101,290	$110,076	$83,600	$411,153	$366,127

GAAP Cost of products sold	$47,092	$49,866	$37,337	$186,057	$159,940
Fair value adjustment to deferred revenue from purchase accounting	—	47	—	1,496	—
Inventory step-up expense	(716)	(716)	—	(6,078)	—
Stock-based compensation - gross margin	(372)	(406)	(228)	(1,416)	(815)
Non-GAAP Cost of products sold	$46,004	$48,791	$37,109	$180,059	$159,125

GAAP Gross margin	$54,102	$59,849	$46,263	$219,909	$206,187
Fair value adjustment to deferred revenue from purchase accounting	96	314	—	3,691	—
Inventory step-up expense	716	716	—	6,078	—
Stock-based compensation - gross margin	372	406	228	1,416	815
Non-GAAP Gross margin	$55,286	$61,285	$46,491	$231,094	$207,002
Non-GAAP Gross margin %	54.6%	55.7%	55.6%	56.2%	56.5%

GAAP Operating expenses	$90,550	$77,807	$41,524	$327,141	$164,571
Restructuring	(3,459)	(6,818)	(1)	(19,239)	(17)
Acquisition related charges (1)	(372)	(610)	—	(22,450)	—
Amortization of acquired intangible assets	(8,756)	(8,941)	(737)	(29,580)	(2,948)
Impairment of goodwill and intangible assets	(21,655)	—	—	(21,655)	—
Stock-based compensation - operations	(4,416)	(3,793)	(3,030)	(15,934)	(11,987)
Non-GAAP Operating expenses	$51,892	$57,645	$37,756	$218,283	$149,619

GAAP (Loss) income from operations	$(36,448)	$(17,958)	$4,739	$(107,232)	$41,616
Fair value adjustment to deferred revenue from purchase accounting	96	314	—	3,691	—
Inventory step-up expense	716	716	—	6,078	—
Stock-based compensation - gross margin	372	406	228	1,416	815
Restructuring	3,459	6,818	1	19,239	17
Acquisition related charges (1)	372	610	—	22,450	—
Amortization of acquired intangible assets	8,756	8,941	737	29,580	2,948
Impairment of goodwill and intangible assets	21,655	—	—	21,655	—
Stock-based compensation - operations	4,416	3,793	3,030	15,934	11,987
Non-GAAP Income from operations	$3,394	$3,640	$8,735	$12,811	$57,383

(1) Includes stock-based compensation and severance costs related to change in control.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	January 2, 2016	October 3, 2015	January 3, 2015	January 2, 2016	January 3, 2015
GAAP (Loss) income before income taxes and equity in net loss of an unconsolidated affiliate	$(41,501)	$(24,655)	$4,796	$(126,453)	$42,941
Fair value adjustment to deferred revenue from purchase accounting	96	314	—	3,691	—
Inventory step-up expense	716	716	—	6,078	—
Stock-based compensation - gross margin	372	406	228	1,416	815
Restructuring	3,459	6,818	1	19,239	17
Acquisition related charges (1)	372	610	—	22,450	—
Amortization of acquired intangible assets	8,756	8,941	737	29,580	2,948
Impairment of goodwill and intangible assets	21,655	—	—	21,655	—
Stock-based compensation - operations	4,416	3,793	3,030	15,934	11,987
Non-GAAP (Loss) income before income taxes and equity in net loss of an unconsolidated affiliate	$(1,659)	$(3,057)	$8,792	$(6,410)	$58,708
		—
GAAP Income tax expense (benefit)	$3,510	$309	$(10,623)	$32,540	$(5,639)
Non-cash income tax expense (benefit)	(574)	1,982	11,132	(24,201)	7,238
Non-GAAP Income tax expense (benefit)	$2,936	$2,291	$509	$8,339	$1,599

GAAP Net (loss) income attributable to common stockholders	$(45,454)	$(24,862)	$15,419	$(159,233)	$48,580
Fair value adjustment to deferred revenue from purchase accounting	96	314	—	3,691	—
Inventory step-up expense	716	716	—	6,078	—
Stock-based compensation - gross margin	372	406	228	1,416	815
Restructuring	3,459	6,818	1	19,239	17
Acquisition related charges (1)	372	610	—	22,450	—
Amortization of acquired intangible assets	8,756	8,941	737	29,580	2,948
Impairment of goodwill and intangible assets	21,655	—	—	21,655	—
Stock-based compensation - operations	4,416	3,793	3,030	15,934	11,987
Non-cash income tax expense (benefit)	574	(1,982)	(11,132)	24,201	(7,238)
Non-GAAP Net (loss) income attributable to common stockholders	$(5,038)	$(5,246)	$8,283	$(14,989)	$57,109

(1) Includes stock-based compensation and severance costs related to change in control.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	January 2, 2016	October 3, 2015	January 3, 2015	January 2, 2016	January 3, 2015
GAAP Net (loss) income per share - basic	$(0.38)	$(0.21)	$0.13	$(1.36)	$0.41
Cumulative effect of Non-GAAP adjustments	0.34	0.17	(0.06)	1.23	0.08
Non-GAAP Net (loss) income per share - basic	$(0.04)	$(0.04)	$0.07	$(0.13)	$0.49

GAAP Net (loss) income per share - diluted	$(0.38)	$(0.21)	$0.13	$(1.36)	$0.40
Cumulative effect of Non-GAAP adjustments	0.34	0.17	(0.06)	1.23	0.07
Non-GAAP Net (loss) income per share - diluted	$(0.04)	$(0.04)	$0.07	$(0.13)	$0.47

Shares used in per share calculations:
Basic	118,095	117,669	117,931	117,387	117,708
Diluted	118,095	117,669	119,486	117,387	120,245